EX-2.2

ELEVON, INC.

and

NOVELE LIMITED

____________________________

DEED OF ASSIGNMENT OF e-5

____________________________

Charles Russell

8-10 New Fetter Lane

London EC4A 1RS

Tel: 020 7203 5000

Ref: YPG/JJP/059132/02

THIS DEED OF ASSIGNMENT is made on September 6, 2002

BETWEEN:

  ELEVON, INC. a corporation incorporated in Delaware, USA with its principal place of business located at 303 Second Street, Three North, San Francisco, California 94107, U.S.A. ("Elevon"); and

  NOVELE LIMITED (company number: 04507111) whose registered office is at 10 Norwich Street, London EC4A 1BD ("Novele").

RECITALS:

(A) Pursuant to the Assignment Agreement, Elevon Limited assigned to Elevon with effect from 1 November 2001 certain rights in the Programs and Program Documentation.

(B) Elevon wishes to assign to Novele the Intellectual Property Rights upon the terms and subject to the conditions of this Deed.

IT IS AGREED as follows:

  DEFINITIONS

  In this Deed the following words shall have the following meanings unless the context requires otherwise:

"Assignment Agreement"

  means the intellectual property rights assignment agreement entered into between Elevon (then, Walker Interactive Systems, Inc.) and Elevon Limited (then, Walker Financial Solutions Limited) with effect from 1 November 2001, a copy of which is attached hereto as annex A;

"Deed"	means this deed, including the schedules and annexes attached hereto;
"Intellectual Property Rights"

  means the rights in the Programs and Program Documentation acquired by Elevon from Elevon Limited under the Assignment Agreement together with any amendments, modifications and developments by or for Elevon of the Programs and Program Documentation, all technical information and other information of commercial value owned by Elevon and relating to the Programs and the Program Documentation, and the Trade Mark;

"Programs"	means the software programs specified in schedule 1;
"Program Documentation"	means all instruction manuals, user guides and other information in printed and/or machine readable form in relation to the Programs in the possession or control of Elevon;
"Sale and Purchase Agreement"	means the share sale and purchase agreement for the entire share capital of Elevon International Limited entered into between Elevon and Novele and executed on or about today's date; and
"Trade Mark "	means the unregistered trade mark "e-5" and all goodwill in or associated with it.

  ASSIGNMENT

    In consideration of the payment of US$10,000,000 (exclusive of any VAT that may become payable by either party to this Deed), receipt of which is hereby acknowledged, Elevon hereby transfers and assigns absolutely with limited title guarantee to Novele by way of present assignment of existing intellectual property rights all of its right, title and interest in and to the Intellectual Property Rights, together with all rights of action, powers and benefits in the same belonging or accrued to the same.

    The assignment hereunder is subject only to:

      the rights granted to QSP Asia Pacific Pty Limited under the Joint Development, Licence and Marketing Agreement dated 30 June 2002 entered into between QSP Asia Pacific Pty Ltd and Elevon;

      such other rights as may have been granted by Elevon Limited to third parties; and

      such other rights granted by Elevon to the third parties listed in schedule 2.

    Save as set out in clause 2.2, Elevon has not transferred, assigned, charged, encumbered or otherwise divested itself of any of the Intellectual Property Rights.

    Elevon shall at the request and cost of Novele do all things and execute all documents as may be required to perfect the assignment under clause 2.1.

    Elevon undertakes that at any time during the period of two years following the date of this Deed at the request and expense of Novele, Elevon shall provide to Novele all assistance which Novele reasonably considers necessary in connection with bringing or defending any proceedings relating to any of the rights assigned by clause 2.1 or securing such rights.

    Elevon warrants that as far as it is aware the Intellectual Property Rights contain all the rights within its possession or control which are necessary for the conduct by Novele of the business previously carried on by Elevon or Elevon Limited relating to the e-5 line of software products (excluding any third party software which are necessary for the conduct by Novele of the business previously carried on by Elevon or Elevon Limited relating to the e-5 line of software products). Elevon agrees that to the extent that after the date of this Deed it becomes aware of any such rights it will forthwith transfer them to Novele on the terms of this Deed for no further payment from Novele.

  ENTIRE AGREEMENT

  The terms and conditions contained in this Deed, as well as the provisions of the Sale and Purchase Agreement and any documents referred to therein (which are incorporated in this Deed by reference) constitute the entire agreement between the parties and shall supersede all previous communications, whether oral or written between the parties with respect to the subject matter of this Deed.

  LAW AND JURISDICTION

This Deed shall be governed by and construed in accordance with the Laws of England and the parties hereto submit to the exclusive jurisdiction of the English Courts.

IN WITNESS whereof this document has been executed as a Deed and delivered the day and year first above written.

SIGNED and DELIVERED as a DEED )

by ELEVON, INC. )

acting by: )

Director: /s/ Frank M. Richardson

Director/Secretary: /s/ Stanley V. Vogler

SIGNED and DELIVERED as a DEED )

by NOVELE LIMITED )

acting by: )

Director: /s/ Roger Llewellyn

Director/Secretary: /s/ William Strachan